Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations Contact:

Company Contact:	Harriet Fried /Jody Burfening

Karen VanDerBosch

Chief Operating Officer &	LHA

Chief Financial Officer	(212) 838-3777

MakeMusic, Inc.

(952) 906-3690

kvanderbosch@makemusic.com

MakeMusic Reports Third Quarter 2012 Results

3rd Quarter Net Revenues Rise 27%

MINNEAPOLIS— November 6, 2012 — MakeMusic, Inc. (NASDAQ: MMUS), a world leader in music technology, announced financial results for the quarter ended September 30, 2012.

Chairman of the Board Robert Morrison commented, “The MakeMusic team executed well in the third quarter, achieving a sizable increase in net revenues and making solid headway with the company’s key growth initiatives.

We believe the commitment we made to invest in product development, sales and marketing capabilities and personnel is positioning MakeMusic to leverage the many changes in our markets and enhance our standing as a pre-eminent provider of cutting-edge, interactive music software products.”

COO and CFO Karen VanDerBosch added, “Net revenues rose 27% compared to the third quarter of 2011 and 17% on a year-to-date basis, reflecting the expansion of MakeMusic’s product lines and continued SmartMusic® growth. We ended the quarter with 201,838 SmartMusic subscriptions, a 14% increase over September 2011. Both our rebranding and our technology initiatives have been moving forward smoothly and we are on track to complete important modernizations to our software platform and unveil our new version of Finale® in mid-2013. It will offer many innovative features and a common file format to provide a platform for future development.”

Financial Results for the Quarter Ended September 30, 2012 Compared to the Quarter Ended September 30, 2011

•	Net revenues were $4.8 million, compared to $3.8 million.

•	Notation revenue was $2.4 million compared to $1.6 million. Included in 2012 Notation revenue was $216,000 relating to Garritan product sales.

•	SmartMusic revenue was $2.4 million compared to $2.2 million.

•	Gross profit was $4.0 million, or 82% of revenue, compared to $3.0 million, or 79% of revenue.

•	Operating expenses were $4.9 million, compared to $3.3 million, due to previously-announced investments in our technology architecture and sales and marketing initiatives, as well as legal and financial advisory expenses associated with responding to the proposal received from LaunchEquity Partners, LLC in July 2012.

•	Net loss was $620,000, or $0.13 per basic and diluted share, compared to net loss of $205,000, or $.04 per basic and diluted share.

Financial Results for the Nine Months Ended September 30, 2012 Compared to the Nine Months Ended September 30, 2011

•	Net revenues were $13.0 million, compared to $11.1 million.

•	Notation revenue was $6.8 million compared to $5.7 million. Included in 2012 Notation revenue was $699,000 relating to Garritan product sales.

•	SmartMusic revenue was $6.3 million compared to $5.5 million.

•	Gross profit was $11.0 million, or 84% of revenue, compared to $9.2 million, or 83% of revenue.

•	Operating expenses were $14.7 million, compared to $10.1 million, due to previously-announced investments in our technology architecture and sales and marketing initiatives, as well as legal and financial advisory expenses associated with responding to the proposal received from LaunchEquity Partners, LLC in July 2012 and legal and severance expenses associated with the June 2012 departure of the company’s former CEO.

•	Net loss was $2.4 million, or $0.49 per basic and diluted share, compared to net loss of $690,000, or $0.14 per basic and diluted share.

Cash and cash equivalents were $5.9 million compared to $9.3 million as of December 31, 2011. The decrease is attributable primarily to our technology and marketing investments, as well as our strategic alternatives review process.

Strategic Alternatives Review Process

The Special Committee appointed by MakeMusic’s Board of Directors is continuing to evaluate strategic alternatives including, but not limited to, the July 15, 2012 proposal from its largest shareholder, LaunchEquity Partners, LLC, other potential strategic transactions to realize the long-term value of the Company, or continuing as an independent, public company with the Company’s current growth plans. In August 2012 the Special Committee retained Lazard Middle Market LLC to advise the Special Committee during its deliberations and assist it in determining the course of action that it believes is in the best interests of MakeMusic and its shareholders. No assurance can be given as to whether this process, which is ongoing, will result in a proposed transaction, whether any transaction that may be proposed as a result of such process would be acceptable to the Company, the Special Committee and the Board, or whether any such proposed transaction will be announced or consummated.

Conference Call Information

The company will hold a conference call to review operating results for the quarter ended September 30, 2012, today, Tuesday, November 6, 2012, at 3:30 p.m. CST / 4:30 p.m. EST. To access the call, participants should call 888-463-4487 or 706-679-5355 and reference Conference ID #43445815. Two hours after the completion of the conference call, a digital recording will be available for replay by calling 855-859-2056 or 404-537-3406. The recording will be available through November 13, 2012.

About MakeMusic, Inc.

MakeMusic®, Inc. is a world leader in music technology whose mission is to develop and market solutions that transform how music is composed, taught, learned and performed. For more than 20 years, Finale® has been the industry standard in music notation software, enabling composers, arrangers, musicians, teachers, students and publishers to create, edit, audition, print and publish musical scores. MakeMusic is also the creator of SmartMusic® interactive software that is transforming the way students practice. With SmartMusic, students and teachers have access to thousands of band, orchestra and vocal pieces allowing students to practice with background accompaniment and get immediate feedback on their performance. SmartMusic allows teachers to individualize instruction and document the progress of every student. The SmartMusic Inbox™, an Android™ and Apple® mobile application, provides additional access for teachers to review, grade and comment on student assignments. MusicXML™ is an Internet-friendly way to publish musical scores, enabling musicians to distribute interactive sheet music online and to use sheet music files with a wide variety of musical applications. Garritan™ sound libraries provide musicians with state-of-the-art virtual instruments with the playback quality of a live performance. Additional information about this Minnesota company can be found at www.makemusic.com.

Cautionary Statements

Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and include any statement that does not directly relate to a current or historical fact. Our forward-looking statements in this release relate to our expectations regarding: the opportunities created by technology upgrades; expected timing for future product offerings; the implementation of branding, marketing and sales efforts; and the Board and Special Committee’s evaluation of strategic alternatives. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for MakeMusic include, but are not limited to: (i) the ability of our management team to successfully implement growth initiatives for SmartMusic; (ii) market acceptance of our products; (iii) the impact of changing technology on our product upgrades; (iv) delays in finalizing and implementing product modernization initiatives; (v) risks and uncertainties relating to a possible transaction and process of exploring strategic alternatives; and (vi) those factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release. We do not intend to update publicly or revise any forward-looking statements.

MakeMusic, Inc.

Condensed Balance Sheets

(In thousands of U.S. dollars, except share data)

	September 30, 2012	December 31, 2011
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$5,894	$9,296
Accounts receivable (net of allowance of $5 and $9 in 2012 and 2011, respectively)	1,862	1,539
Inventories	488	291
Deferred income taxes, net	2,338	2,338
Prepaid expenses and other current assets	359	362

Total current assets	10,941	13,826

Property and equipment, net	589	441
Capitalized software products, net	3,872	3,113
Finite life intangible assets	843	1,020
Goodwill	4,483	4,483
Deferred income taxes, net	1,457	57

Total assets	$22,185	$22,940

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of capital lease obligations	$3	$4
Accounts payable	824	585
Accrued compensation	1,138	676
Other accrued expenses	626	508
Post contract support	125	125
Reserve for product returns	243	214
Current portion of deferred revenue	4,828	4,208

Total current liabilities	7,787	6,320

Capital lease obligations, net of current portion	8	—
Deferred revenue, net of current portion	114	123

Total liabilities	7,909	6,443

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 10,000,000 Issued and outstanding shares – 4,898,707 and 4,934,020 in 2012 and 2011, respectively	49	49
Additional paid-in capital	67,107	66,930
Accumulated deficit	(52,880)	(50,482)

Total shareholders’ equity	14,276	16,497

Total liabilities and shareholders’ equity	$22,185	$22,940

MakeMusic, Inc.

Condensed Statements of Operations

(In thousands of U.S. dollars, except share and per share data)

(Unaudited)

	3 Months Ended September 30,		9 Months Ended September 30,
	2012	2011	2012	2011
Notation revenue	$2,377	$1,647	$6,766	$5,653
SmartMusic revenue	2,438	2,158	6,273	5,459

NET REVENUE	4,815	3,805	13,039	11,112

COST OF REVENUES	853	783	2,082	1,911

GROSS PROFIT	3,962	3,022	10,957	9,201

OPERATING EXPENSES:
Development expenses	1,971	971	5,457	3,271
Selling and marketing expenses	1,846	1,384	5,105	3,632
General and administrative expenses	1,123	907	4,177	3,004
Patent litigation expense	—	—	—	225

Total operating expenses	4,940	3,262	14,739	10,132

LOSS FROM OPERATIONS	(978)	(240)	(3,782)	(931)

Other, net	11	38	64	91

Net loss before income tax	(967)	(202)	(3,718)	(840)
Income tax expense (benefit)	(347)	3	(1,320)	(150)

Net loss	($620)	($205)	($2,398)	($690)

Loss per common share:
Basic and diluted	($0. 13)	($0.04)	($0.49)	($0.14)

Weighted average common shares outstanding:
Basic and diluted	4,898,707	4,908,829	4,921,142	4,884,755

MakeMusic, Inc.

Condensed Statements of Cash Flows

(In thousands of U.S. dollars)

(Unaudited)

	9 Months
	Ended September 30,
	2012	2011
Cash flows from operating activities
Net loss	$(2,398)	$(690)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,073	826
Loss on disposal of asset	5	—
Deferred income taxes, net	(1,400)	(208)
Share based compensation	171	293
Net changes in operating assets and liabilities:
Accounts receivable	(323)	(505)
Inventories	(197)	(134)
Prepaid expenses and other current assets	3	(76)
Accounts payable	239	(91)
Accrued expenses and product returns	615	(659)
Deferred revenue	611	531

Net cash used in operating activities	(1,601)	(713)

Cash flows from investing activities
Purchases of property and equipment	(325)	(239)
Capitalized development and other intangibles	(1,472)	(453)

Net cash used in investing activities	(1,797)	(692)

Cash flows from financing activities
Proceeds from stock options exercised	—	87
Payments on redemption of stock options	—	(18)
Repurchase of common stock	—	(291)
Payments on capital leases	(4)	(24)

Net cash used in financing activities	(4)	(246)

Net decrease in cash and cash equivalents	(3,402)	(1,651)
Cash and cash equivalents, beginning of period	9,296	11,532

Cash and cash equivalents, end of period	$5,894	$9,881

Supplemental disclosure of cash flow information
Interest paid	$2	$1
Income taxes paid	97	124
Non-cash investment and financing activities
Equipment acquired under capital lease	11	—